PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 74 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                     Dated August 5, 2005
                                                                  Rule 424(b)(3)


                                   $25,000,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                             Senior Fixed Rate Notes
                              ---------------------
                          7.25% PERQS(R) due May 15, 2006
                          Mandatorily Exchangeable for
                            Shares of Common Stock of
                          NEUROCRINE BIOSCIENCES, INC.
        Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                                   ("PERQS(R)")

The PERQS will pay 7.25% interest per year but do not guarantee any return of principal at maturity. Instead, the PERQS will pay at maturity a number of shares of Neurocrine common stock based on the Nasdaq official closing price of Neurocrine common stock at maturity.

o    The principal amount and issue price of each PERQS is $48.2103.

o We will pay 7.25% interest on the $48.2103 principal amount of each PERQS. Interest will be paid quarterly, beginning November 15, 2005.

o At maturity you will receive shares of Neurocrine common stock in exchange for each PERQS at the exchange ratio multiplied by the exchange factor at maturity. The initial exchange ratio is one share of Neurocrine common stock per PERQS. However, if the Nasdaq official closing price of Neurocrine common stock at maturity is higher than the cap price, the exchange ratio will be adjusted downward, and you will receive an amount of Neurocrine common stock per PERQS at maturity that is less than one share. The initial exchange factor is 1.0 and is subject to adjustment for certain corporate events in respect of Neurocrine Biosciences, Inc. The maturity of the PERQS may be accelerated under limited circumstances, including in the event of a substantial decline in the price of Neurocrine common stock.

o The cap price is $57.85, or approximately 120% of the issue price of the PERQS. The maximum you can receive at maturity is a number of shares of Neurocrine common stock worth $57.85 per PERQS.

o Investing in PERQS is not equivalent to investing in Neurocrine common stock. You will not have the right to exchange your PERQS for Neurocrine common stock prior to maturity.

o Neurocrine Biosciences, Inc. is not involved in this offering of PERQS in any way and will have no obligation of any kind with respect to the PERQS.

o    The PERQS will not be listed on any securities exchange.

o    The CUSIP number for the PERQS is 61746Y106.

You should read the more detailed description of the PERQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PERQS."

The PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                            ------------------------
                            PRICE $48.2103 PER PERQS
                            ------------------------

                             Price to            Agent's          Proceeds to
                             Public(1)       Commissions(2)        Company(1)
                          --------------     --------------      --------------
Per PERQS............       $48.2103000         $.0482103         $48.1620897
Total................     $24,999,981.38       $24,999.98        $24,974,981.40

------------

(1) Plus accrued interest, if any, from the original issue date.
(2) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                             ---------------------

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PERQS(R) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PERQS offered are medium-term debt securities of Morgan Stanley. The return on the PERQS at maturity is linked to the performance of the common stock of Neurocrine Biosciences, Inc., which we refer to as Neurocrine Stock. We may not redeem the PERQS prior to maturity.

     "Performance Equity-linked Redemption Quarterly pay Services" is our service mark and "PERQS" is our registered service mark.

Each PERQS costs $48.2103     We, Morgan Stanley, are offering 7.25% Performance
                              Equity-linked Redemption Quarterly pay
                              Securities(SM) due May 15, 2006, Mandatorily
                              Exchangeable for Shares of Common Stock of
                              Neurocrine Biosciences, Inc., which we refer to as the PERQS. The principal amount and issue price of each PERQS is $48.2103.

                              The original issue price of the PERQS includes the agent's commissions paid with respect to the PERQS and the cost of hedging our obligations under the PERQS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PERQS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PERQS. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of PERQS --Use of Proceeds and Hedging."

No guaranteed return of       Unlike ordinary debt securities, the PERQS do not
principal                     guarantee any return of principal at maturity.
                              Instead the PERQS will pay an amount of Neurocrine
                              Stock on the maturity date, the value of which may be more or less than the principal amount of the PERQS, subject to a cap based on the Nasdaq official closing price of Neurocrine Stock on the valuation date, which is scheduled to be May 11, 2006. Investing in PERQS is not equivalent to investing in Neurocrine Stock. If at maturity
                              (including upon an acceleration of the PERQS) the Nasdaq official closing price of Neurocrine Stock has declined below $48.2103, you will receive a number of shares of Neurocrine Stock worth less than the principal amount of the PERQS. In certain cases of acceleration described below under "--The maturity date of the PERQS may be accelerated," you may instead receive an early cash payment on the PERQS.

7.25% interest on the         We will pay interest quarterly on the PERQS, at
principal amount              the rate of 7.25% of the principal amount per
                              annum, beginning November 15, 2005. The interest rate we will pay on the PERQS is more than the current dividend rate on Neurocrine Stock. The
                              PERQS will mature on May 15, 2006.

Your appreciation             The appreciation potential of each PERQS is
potential is capped           limited by the cap price. The cap price is $57.85,
                              or approximately 120% of the issue price of the PERQS. The maximum you can receive at maturity is Neurocrine Stock worth $57.85 per PERQS as of the valuation date, which is scheduled to be May 11, 2006.

Payout at maturity            If the maturity of the PERQS has not been
                              accelerated, we will deliver to you on the maturity date for each $48.2103 principal amount of PERQS you hold a number of shares of Neurocrine
                              Stock equal to the exchange ratio multiplied by the exchange factor. The initial exchange ratio and the initial exchange factor are each equal to
                              1.0 and may be adjusted as follows:

                                          Exchange Ratio Adjustment

                              The exchange ratio will be adjusted downward at maturity if the Nasdaq official closing price of Neurocrine Stock on the valuation date multiplied by the exchange factor exceeds the cap price.
                              The adjusted exchange ratio will be calculated as follows:

                                                                                      Cap Price
                              Exchange Ratio at Maturity = Initial Exchange Ratio x --------------
                                                                                    Maturity Price

                              where,
                                                 Nasdaq Official Closing Price
                                Maturity Price =   of Neurocrine Stock on the   x  Exchange Factor
                                                       Valuation Date

                              If the Maturity Price is the same as or less than the cap price, we will not adjust the exchange ratio.

                              You can review the historical prices of Neurocrine Stock in the section of this pricing supplement called "Historical Information."

                                           Exchange Factor Adjustment

                              During the life of the PERQS, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, may make adjustments to the exchange factor, initially set at 1.0, to reflect the occurrence of certain corporate events relating to Neurocrine Stock. You should read about these adjustments in the sections of this pricing supplement called "Risk Factors--The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect Neurocrine Stock" and "Description of PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

                              If a market disruption event occurs on May 11, 2006, the maturity date of the PERQS will be postponed. See the section of this pricing supplement called "Description of PERQS--Maturity Date." The maturity of the PERQS may be accelerated under the circumstances described below under "--The maturity date of the PERQS may be accelerated."

                              You will not have the right to exchange your PERQS for Neurocrine Stock prior to maturity.

The maturity date of the      The maturity date of the PERQS will be accelerated
PERQS may be accelerated      upon the occurrence of either of the following two
                              events:

                                 o    a price event acceleration, which will
                                      occur if the Nasdaq official closing price of Neurocrine Stock and on any two consecutive trading days is less than $2.00 (subject to adjustment for certain corporate events related to Neurocrine Stock); and

                                 o    an event of default acceleration, which
                                      will occur if there is an event of default with respect to the PERQS.

                              The amount payable to you will differ depending on the reason for the acceleration.

                                 o If there is a price event acceleration, we will owe you (i) a number of shares of Neurocrine Stock equal to the exchange ratio, adjusted as if such date were the valuation date, multiplied by the exchange factor as of the date of such acceleration, and (ii) accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the PERQS (excluding such accrued but unpaid interest) discounted to the date of acceleration, as described in the section of this pricing supplement called "Description of PERQS--Price Event Acceleration."

                                 o    If there is an event of default
                                      acceleration, we will owe you an amount in cash equal to (i) the product of (a) the Nasdaq official closing price of Neurocrine Stock as of the date of such acceleration, (b) the exchange ratio, adjusted as if such date were the valuation date, and (c) the exchange factor as of the date of such acceleration, and (ii) accrued but unpaid interest to the date of acceleration.

                              The amount payable to you if the maturity of the PERQS is accelerated may be substantially less than the $48.2103 principal amount of the PERQS.

No affiliation with           Neurocrine Biosciences, Inc., which we refer to as
Neurocrine Biosciences,       Neurocrine, is not an affiliate of ours and is not
Inc.                          involved with this offering in any way. The
                              obligations represented by the PERQS are obligations of Morgan Stanley and not of Neurocrine.

The PERQS may become          Following certain corporate events relating to
exchangeable into the         Neurocrine Stock, such as a stock-for-stock merger
common stock of companies     where Neurocrine is not the surviving entity, you
other than Neurocrine         will receive at maturity the common stock of a
                              successor corporation to Neurocrine. Following certain other corporate events relating to Neurocrine Stock, such as a merger event where holders of Neurocrine Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Neurocrine Stock, you will receive at maturity the common stock of a company in the same industry group as Neurocrine in lieu of, or in addition to, Neurocrine Stock, as applicable. In the event of such a corporate event, the equity-linked nature of the PERQS would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other stocks in the section of this pricing supplement called "Description of
                              PERQS--Antidilution Adjustments." You should read this section in order to understand these and other adjustments that may be made to your PERQS.

The PERQS will not be         The PERQS will not be listed on any securities
listed                        exchange.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, N.A. (formerly known as The Chase Manhattan
                              Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the amount of Neurocrine Stock that you will receive at maturity and the amount payable per PERQS in the event of any acceleration.

Where you can find more       The PERQS are senior notes issued as part of our
information on the PERQS      Series F medium-term note program. You can find a
                              general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate
                              Notes" and "--Exchangeable Notes."

                              For a detailed description of the terms of the PERQS, including the specific mechanics and timing of the exchange ratio adjustment and exchange factor adjustments, if any, you should read the "Description of PERQS" section in this pricing supplement. You should also read about some of the risks involved in investing in PERQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the PERQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PERQS.

How to reach us               Please contact our principal executive offices at
                              1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Neurocrine Stock, there is no guaranteed return of principal. This section describes the most significant risks relating to the PERQS. You should carefully consider whether the PERQS are suited to your particular circumstances before you decide to purchase them.

PERQS are not ordinary senior    The PERQS combine features of equity and debt.
notes -- no guaranteed return    The terms of the PERQS differ from those of
of principal                     ordinary debt securities in that we will not
                                 pay you a fixed amount at maturity. Our payout to you at maturity will be a number of shares of Neurocrine Stock based on the Nasdaq official closing price of Neurocrine Stock on the valuation date, which is scheduled to be May 11, 2006, unless the maturity of the PERQS has been accelerated. If the Nasdaq official closing price of Neurocrine Stock on the valuation date (including upon an acceleration of the PERQS) is less than the issue price of the PERQS, we will pay you an amount of Neurocrine Stock with a value that is less than the principal amount of the PERQS.

                                 If the price of Neurocrine Stock is lower on the actual maturity date than it was on the valuation date, the value of any Neurocrine Stock you receive will be less than it would have been had you received it on the valuation date. Under no circumstances will you receive an amount of Neurocrine Stock for each PERQS worth more than $57.85 as of the valuation date.

Your appreciation potential is   The appreciation potential of the PERQS is
limited                          limited because of the cap price of $57.85. You
                                 will receive less than one share of Neurocrine
                                 Stock per PERQS at maturity if the Nasdaq official closing price of Neurocrine Stock on the valuation date exceeds the cap price.

The PERQS will not be listed     The PERQS will not be listed on any securities
                                 exchange. There may be little or no secondary market for the PERQS. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the PERQS easily. MS & Co. currently intends to act as a market maker for the PERQS but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PERQS, the price at which you may be able to trade your PERQS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time
                                 MS & Co. were to cease acting as a market maker, it is likely that there would little or no secondary market for the PERQS.

Market price of the PERQS will   Several factors, many of which are beyond our
be influenced by many            control, will influence the value of the PERQS
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the PERQS in the secondary market. We expect that generally the Nasdaq official closing price of Neurocrine Stock on any day will affect the value of the PERQS more than any other single factor. However, because the appreciation potential of the PERQS is capped based on the Nasdaq official closing price of Neurocrine
                                 Stock on the valuation date, the PERQS may trade differently from Neurocrine Stock. Other factors that may influence the value of the PERQS include:

                                 o the volatility (frequency and magnitude of changes in price) of Neurocrine Stock

                                 o    the dividend rate on Neurocrine Stock

                                 o    geopolitical conditions and economic,
                                      financial, political, regulatory or
                                      judicial events that affect stock markets generally and which may affect Neurocrine and the Nasdaq official closing price of Neurocrine Stock

                                 o    interest and yield rates in the market

                                 o the time remaining to the maturity of the PERQS

                                 o    our creditworthiness

                                 o the occurrence of certain events affecting Neurocrine that may or may not require an adjustment to the exchange factor

                                 Some or all of these factors will influence the price you will receive if you sell your PERQS prior to maturity. For example, you may have to sell your PERQS at a substantial discount from the principal amount if the Nasdaq official closing price of Neurocrine Stock is at, below, or not sufficiently above the issue price of the PERQS.

                                 You cannot predict the future performance of Neurocrine Stock based on its historical performance. The price of Neurocrine Stock may decrease so that you will receive at maturity an amount of Neurocrine Stock worth less than the principal amount of the PERQS. In addition, there can be no assurance that the price of Neurocrine Stock will increase so that you will receive at maturity an amount of Neurocrine Stock worth more than the principal amount of the PERQS.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original          which MS & Co. is willing to purchase PERQS in
issue price is likely to         secondary market transactions will likely be
affect secondary market prices   lower than the original issue price, since the
                                 original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PERQS, as well as the projected profit included in the cost of hedging our obligations under the PERQS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

If the PERQS are accelerated,    The maturity of the PERQS will be accelerated
you may receive an amount worth  if there is a price event acceleration or an
substantially less than the      event of default acceleration. The amount
principal amount of the PERQS    payable to you if the maturity of the PERQS is
                                 accelerated will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the PERQS.
                                 See "Description of PERQS--Price Event
                                 Acceleration" and "Description of PERQS--
                                 Alternate Exchange Calculation in Case of an
                                 Event of Default."

Morgan Stanley is not            Neurocrine is not an affiliate of ours and is
affiliated with Neurocrine       not involved with this offering in any way.
                                 Consequently, we have no ability to control the actions of Neurocrine, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Neurocrine has no obligation to consider your interest as an investor in the PERQS in taking any corporate actions that might affect the value of your PERQS. None of the money you pay for the PERQS will go to Neurocrine.

Morgan Stanley may engage in     We or our affiliates may presently or from time
business with or involving       to time engage in business with Neurocrine
Neurocrine without regard to     without regard to your interests, including
your interests                   extending loans to, or making equity
                                 investments in, Neurocrine or providing
                                 advisory services to Neurocrine, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Neurocrine. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Neurocrine. These research reports may or may not recommend that investors buy or hold
                                 Neurocrine Stock.

You have no shareholder rights   Investing in the PERQS is not equivalent to
                                 investing in Neurocrine Stock. As an investor in the PERQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Neurocrine Stock. In addition, you do not have the right to exchange your PERQS for Neurocrine Stock prior to maturity.

The PERQS may become             Following certain corporate events relating to
exchangeable into the common     Neurocrine Stock, such as a stock-for-stock
stock of companies other than    merger where Neurocrine is not the surviving
Neurocrine                       entity, you will receive at maturity the common
                                 stock of a successor corporation to Neurocrine or cash depending on the value of that common stock. Following certain other corporate events relating to Neurocrine Stock, such as a merger event where holders of Neurocrine Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Neurocrine Stock, you will receive at maturity the common stock of a company in the same industry group as Neurocrine in lieu of, or in addition to, Neurocrine Stock, as applicable, or cash depending on the value of that common stock. In the event of such a corporate event, the equity-linked nature of the PERQS would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other stocks in the section of this pricing supplement called "Description of PERQS--Antidilution Adjustments." You should read this section in order to understand these and other adjustments that may be made to your PERQS.

The antidilution adjustments     MS & Co., as calculation agent, will adjust the
the calculation agent is         amount payable at maturity for certain
required to make do not cover    corporate events affecting Neurocrine Stock,
every corporate event that can   such as stock splits and stock dividends, and
affect Neurocrine Stock          certain other corporate actions involving
                                 Neurocrine, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect
                                 Neurocrine Stock. For example, the calculation agent is not required to make any adjustments if Neurocrine or anyone else makes a partial tender or partial exchange offer for Neurocrine
                                 Stock. If an event occurs that does not require the calculation agent to adjust the amount of Neurocrine Stock payable at maturity, the Nasdaq official closing price of the PERQS may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Neurocrine Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk.
                                 The determination by the calculation agent to adjust, or not to adjust, the exchange factor may materially and adversely affect the value of the PERQS.

The economic interests of the    The economic interests of the calculation agent
calculation agent and other      and other affiliates of ours are potentially
affiliates of ours are           adverse to your interests as an investor in the
potentially adverse to your      PERQS.
interests
                                 As calculation agent, MS & Co. will calculate the payout to you at maturity of the PERQS and in the event of any acceleration and will determine what adjustments should be made to the exchange factor to reflect certain corporate and other events. Determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the exchange factor or the calculation of the amount payable to you in the event of any acceleration, may affect the amount payable to you at maturity or upon any acceleration. See the sections of this pricing supplement called "Description of
                                 PERQS--Exchange at Maturity," "--Exchange
                                 Factor," "--Price Event Acceleration,"
                                 "--Antidilution Adjustments" and "--Alternate
                                 Exchange Calculation in Case of an Event of Default."

                                 The original issue price of the PERQS includes the agent's commissions and certain costs of hedging our obligations under the PERQS. The subsidiaries through which we hedge our obligations under the PERQS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours have
by the calculation agent and     carried out, and will continue to carry out,
its affiliates could             hedging activities related to the PERQS,
potentially affect the value     including trading in Neurocrine Stock as well
of the PERQS                     as in other instruments related to Neurocrine
                                 Stock. MS & Co. and some of our other
                                 subsidiaries also trade Neurocrine Stock and other financial instruments related to
                                 Neurocrine Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the price of Neurocrine Stock and, accordingly, potentially have increased the issue price of the PERQS and, therefore, the price at which Neurocrine Stock must close before you would receive at maturity an amount of Neurocrine
                                 Stock worth as much as or more than the
                                 principal amount of the PERQS. Additionally, such hedging or trading activities during the term of the PERQS could potentially affect the price of Neurocrine Stock on the valuation date or any acceleration date and, accordingly, the value of the Neurocrine Stock you will receive at maturity, including upon an acceleration event.

Because the characterization     You should also consider the U.S. federal
of the PERQS for U.S. federal    income tax consequences of investing in the
income tax purposes is           PERQS. There is no direct legal authority as to
uncertain, the material U.S.     the proper tax treatment of the PERQS, and
federal income tax               consequently our special tax counsel is unable
consequences of an investment    to render an opinion as to their proper
in the PERQS are uncertain       characterization for U.S. federal income tax
                                 purposes. Significant aspects of the tax treatment of the PERQS are uncertain. Pursuant to the terms of the PERQS and subject to the discussion under "Description of PERQS--United
                                 States Federal Income Taxation--Non-U.S.
                                 Holders," you have agreed with us to treat a PERQS as a unit consisting of (i) a forward contract pursuant to which you agree to purchase Neurocrine Stock from us at maturity and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract, as described in the section of this pricing supplement called "Description of PERQS--United States Federal Income
                                 Taxation--General." If the Internal Revenue
                                 Service (the "IRS") were successful in
                                 asserting an alternative characterization for the PERQS, the timing and character of income on the PERQS and your basis for Neurocrine
                                 Stock received in exchange for the PERQS might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called
                                 "Description of PERQS--United States Federal
                                 Income Taxation."

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of PERQS--United States Federal Income Taxation--Non-U.S. Holders" for a discussion of the withholding tax consequences of an investment in the PERQS.

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PERQS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF PERQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PERQS" refers to each $48.2103 principal amount of our 7.25% PERQS due May 15, 2006, Mandatorily Exchangeable for Shares of Common Stock of Neurocrine Biosciences, Inc. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount..  $24,999,981.38

Maturity Date...............  May 15, 2006, subject to acceleration as described below in "--Price Event Acceleration" and "--Alternate Exchange Calculation in Case of an Event of Default," and subject to extension in the event of a Market Disruption Event on May 11, 2006 in accordance with the following paragraph.

                              If the Valuation Date is postponed due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second Trading Day following the Valuation Date.

Valuation Date..............  May 11, 2006; provided that if May 11, 2006 is not a Trading Day or if a Market Disruption Event occurs on such day, the Valuation Date will be the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided further, that the Valuation Date will not be later than the third scheduled Trading Day following May 11, 2006.

Interest Rate...............  7.25% per annum

Interest Payment Dates......  November 15, 2005, February 15, 2006 and the
                              Maturity Date.

                              If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed but no interest will accrue on the PERQS or on such payment during the period from or after the scheduled Maturity Date.

Record Date.................  The Record Date for each Interest Payment Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Specified Currency..........  U.S. dollars

Issue Price.................  $48.2103 per PERQS

Original Issue Date
  (Settlement Date).........  August 12, 2005

CUSIP Number................  61746Y106

Denominations...............  $48.2103 and integral multiples thereof

Cap Price...................  $57.85 (approximately 120% of the Issue Price)

Maturity Price..............  Maturity Price means the product of (i) the
                              Closing Price of one share of Neurocrine Stock and
                              (ii) the Exchange Factor, each determined as of the Valuation Date.

Exchange at Maturity........  Unless the maturity of the PERQS has been accelerated, on the Maturity Date, upon delivery of the PERQS to the Trustee, we will apply the $48.2103 principal amount of each PERQS as payment for and will deliver a number of shares of Neurocrine Stock equal to the product of the Exchange Ratio and the Exchange Factor, each determined as of the Valuation Date. Each of the Exchange Ratio and the Exchange Factor is initially set at 1.0. The Exchange Ratio is subject to adjustment at maturity in order to cap the value as of the Valuation Date of Neurocrine Stock to be received upon delivery of the PERQS at $57.85 per PERQS (approximately 120% of the Issue Price) as of the Valuation Date. See "--Exchange Ratio" below. The Exchange Factor is subject to adjustment upon the occurrence of certain corporate events relating to Neurocrine Stock. See "--Exchange Factor" and "--Antidilution Adjustments" below.

                              We shall, or shall cause the Calculation Agent to,
                              (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, on or prior to 10:30 a.m. on the Trading Day immediately prior to the Maturity Date of the PERQS (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), of the amount of Neurocrine Stock to be delivered with respect to the $48.2103 principal amount of each PERQS and (ii) deliver such shares of Neurocrine Stock (and cash in respect of interest and any fractional shares of Neurocrine Stock) to the Trustee for delivery to the holders on the Maturity Date. The Calculation Agent shall determine the Exchange Ratio and Exchange Factor applicable at the maturity of the PERQS.

                              If the maturity of the PERQS is accelerated because of a Price Event Acceleration (as described under "--Price Event Acceleration" below) or because of an Event of Default Acceleration (as defined under "--Alternate Exchange Calculation in Case of an Event of Default" below), we shall provide such notice as promptly as possible and in no event later than
                              (i) in the case of an Event of Default
                              Acceleration, two Trading Days after the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding such Trading Day) and
                              (ii) in the case of a Price Event Acceleration, 10:30 a.m. on the Trading Day immediately prior to the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the date of acceleration).

Exchange Ratio..............  1.0; provided that if the Maturity Price exceeds the Cap Price, the Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the initial Exchange Ratio and (ii) a fraction the numerator of which will be the Cap Price and the denominator of which will be the Maturity Price. If the Maturity Price is less than or equal to the Cap Price, no adjustment to the Exchange Ratio will be made.

Price Event Acceleration....  If on any two consecutive Trading Days during the period prior to and ending on the third Business Day immediately preceding the Valuation Date, the product of the Closing Price per share of

                              Neurocrine Stock and the Exchange Factor is less than $2.00, the Maturity Date of the PERQS will be deemed to be accelerated to the third Business Day immediately following such second Trading Day (the "date of acceleration"). Upon such acceleration, you will receive per PERQS on the date of acceleration:

                                o     a number of shares of Neurocrine Stock
                                      equal to the Exchange Ratio, adjusted as if such date were the Valuation Date, multiplied by the Exchange Factor as of the date of acceleration; and

                                o     accrued but unpaid interest to but
                                      excluding the date of acceleration plus
                                      an amount of cash as determined by the
                                      Calculation Agent equal to the sum of
                                      the present values of the remaining
                                      scheduled payments of interest on the
                                      PERQS (excluding any portion of such
                                      payments of interest accrued to the date of acceleration).

                              The present value of each remaining scheduled payment will be based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent.

                              Investors will not be entitled to receive the return of the $48.2103 principal amount of each PERQS upon a Price Event Acceleration.

No Fractional Shares........  Upon delivery of the PERQS to the Trustee at maturity (including as a result of acceleration other than an acceleration resulting from an event of default), we will deliver the aggregate number of shares of Neurocrine Stock due with respect to all of such PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of Neurocrine Stock in an amount equal to the corresponding fractional Closing Price of such fraction of a share of Neurocrine Stock as determined by the Calculation Agent as of the Valuation Date.

Exchange Factor.............  1.0, subject to adjustment for certain corporate events relating to Neurocrine Stock. See
                              "--Antidilution Adjustments" below.

Closing Price...............  The Closing Price for one share of Neurocrine
                              Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                o     if Neurocrine Stock (or any such other
                                      security) is listed or admitted to
                                      trading on a national securities
                                      exchange, the last reported sale price,
                                      regular way, of the principal trading
                                      session on such day on the principal
                                      United States securities exchange
                                      registered under the Securities Exchange
                                      Act of 1934, as amended (the "Exchange
                                      Act"), on which Neurocrine Stock (or any such other security) is listed or admitted to trading,

                                o     if Neurocrine Stock (or any such other
                                      security) is a security of the Nasdaq
                                      National Market (and provided that the
                                      Nasdaq National Market is not then a
                                      national
                                      securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

                                o     if Neurocrine Stock (or any such other
                                      security) is neither listed or admitted
                                      to trading on any national securities
                                      exchange nor a security of the Nasdaq
                                      National Market but is included in the
                                      OTC Bulletin Board Service (the "OTC
                                      Bulletin Board") operated by the
                                      National Association of Securities
                                      Dealers, Inc., the last reported sale
                                      price of the principal trading session
                                      on the OTC Bulletin Board on such day.

                              If Neurocrine Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Neurocrine Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for Neurocrine Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Neurocrine Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term "OTC Bulletin Board Service" will include any successor service thereto.

Trading Day.................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note...........  Book Entry. The PERQS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PERQS. Your beneficial interest in the PERQS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PERQS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered Global
                              Securities" in the accompanying prospectus.

Senior Note or Subordinated
  Note......................  Senior

Trustee.....................  JPMorgan Chase Bank, N.A. (formerly known as
                              The Chase Manhattan Bank)

Agent for the underwritten
  offering of PERQS.........  MS & Co.

Calculation Agent...........  MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                              All calculations with respect to the Exchange Ratio and Exchange Factor for the PERQS will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655), and all dollar amounts paid on the aggregate number of PERQS related to interest payments or payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent rounded upward.

                              Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Closing Price or whether a Market Disruption Event has occurred or calculating the amount payable to you in the event of any acceleration. See "--Antidilution Adjustments," "--Market Disruption Event" and "--Alternate Exchange Calculation in Case of an Event of Default" below and "--Price Event Acceleration" above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments....  The Exchange Factor will be adjusted as follows:

                              1. If Neurocrine Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Neurocrine Stock.

                              2. If Neurocrine Stock is subject (i) to a stock dividend (issuance of additional shares of Neurocrine Stock) that is given ratably to all holders of shares of Neurocrine Stock or (ii) to a distribution of Neurocrine Stock as a result of the triggering of any provision of the corporate charter of Neurocrine, then once the dividend has become effective and Neurocrine Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Neurocrine Stock and (ii) the prior Exchange Factor.

                              3. If Neurocrine issues rights or warrants to all holders of Neurocrine Stock to subscribe for or purchase Neurocrine Stock at an exercise price per share less than the Closing Price of Neurocrine Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Neurocrine Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Neurocrine Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Neurocrine Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Neurocrine Stock which the aggregate offering price of the total number of shares of Neurocrine Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

                              4. There will be no adjustments to the Exchange Factor to reflect cash dividends or other distributions paid with respect to Neurocrine Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and
                              (v) of the first sentence of paragraph 5 and Extraordinary Dividends. "Extraordinary Dividend" means each of (a) the full amount per share of Neurocrine Stock of any cash dividend or special dividend or distribution that is identified by Neurocrine as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by Neurocrine as an extraordinary or special dividend or distribution) distributed per share of Neurocrine Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Neurocrine Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the Closing Price of Neurocrine Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in Neurocrine Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Closing Price, the "Base Closing Price") and (c) the full cash value of any non-cash dividend or distribution per share of Neurocrine Stock (excluding Marketable Securities, as defined in paragraph 5 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to Neurocrine Stock includes an Extraordinary Dividend, the Exchange Factor with respect to Neurocrine Stock will be adjusted on the ex-dividend date so that the new Exchange Factor will equal the product of (i) the prior Exchange Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Factor, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to an Alternate Stock in accordance with the procedures for an Alternate Stock Event as described in clause (c)(ii) of paragraph 5 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Neurocrine Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Exchange Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

                              5. Any of the following shall constitute a Reorganization Event: (i) Neurocrine Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Neurocrine, (ii) Neurocrine has been subject to any merger, combination or consolidation and is not the surviving entity,
                              (iii) Neurocrine completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Neurocrine is liquidated, (v) Neurocrine issues to all of its shareholders equity securities of an issuer other than Neurocrine (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "spinoff stock") or (vi) Neurocrine Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of Neurocrine Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), the amount payable upon exchange at maturity with respect to the $48.2103 principal amount of each PERQS following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the Exchange Ratio will be based on the following:

                                   (a) if Neurocrine Stock continues to be
                                   outstanding, Neurocrine Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Factor on the Valuation Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

                                   (b) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Neurocrine Stock, the number of shares of the New Stock received with respect to one share of Neurocrine Stock multiplied by the Exchange Factor for Neurocrine Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Factor"), as adjusted to the Valuation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

                                   (c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the "Non-Stock Exchange Property"),

                                      (i) if the combined value of the amount of Non-Stock Exchange Property received per share of Neurocrine Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the "Non-Stock Exchange Property Value"), by holders of Neurocrine Stock is less than 25% of the Closing Price of Neurocrine Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of Neurocrine Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of Neurocrine Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Exchange Factor in effect for Neurocrine Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of Neurocrine Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Exchange Factor in subparagraph (a) above and/or the New Stock Exchange Factor in subparagraph (b) above, as applicable, or

                                      (ii) if the Non-Stock Exchange Property
                                      Value is equal to or exceeds 25% of the
                                      Closing Price of Neurocrine Stock on the
                                      Trading Day immediately prior to the
                                      effective date relating to such
                                      Reorganization Event or, if Neurocrine
                                      Stock is surrendered exclusively for
                                      Non-Stock Exchange Property (in each case, an "Alternate Stock Event"), a number of shares (the "Alternate Stock

                                      Exchange Factor") of the Alternate Stock
                                      (as defined below) with a value on the
                                      effective date of such Reorganization
                                      Event equal to the Non-Stock Exchange
                                      Property Value multiplied by the Exchange
                                      Factor in effect for Neurocrine Stock on the Trading Day immediately prior to the effective date of such Reorganization Event. The "Alternate Stock" will be the common stock of the company with a Price Volatility on the Measurement Date (each as defined below) that is nearest (whether higher or lower) to the Price Volatility of Neurocrine Stock, as selected by the Calculation Agent from a group of five stocks then included in the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion). The stocks from which the Alternate Stock is selected will be the five stocks with the largest market capitalization among the stocks then included in the S&P 500 Index (or such successor index) with the same primary "Industry" Standard Industrial
                                      Classification Code ("SIC Code") as
                                      Neurocrine; provided that, if there are
                                      fewer than five stocks with the same
                                      primary "Industry" SIC Code as Neurocrine, the Calculation Agent will identify additional stocks then included in the S&P 500 Index (or such successor index), from the following categories, selecting stocks, as required, in each succeeding category in descending order of market capitalization, beginning with the stock in each category with the largest capitalization: first, stocks with the same primary "Industry Group" classification as Neurocrine; second, stocks with the same primary "Major Group" classification as Neurocrine; and third, stocks with the same primary "Division" classification as Neurocrine; provided further, however, that none of the five stocks from which the Alternate Stock will be selected will be a stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the PERQS with respect to such stock (a "Hedging Restriction"). "Industry," "Industry Group," "Major Group" and "Division" have the meanings assigned by the Office of Management and Budget, or any successor federal agency responsible for assigning SIC codes. If the SIC Code system of classification is altered or abandoned, the Calculation Agent may select an alternate classification system and implement similar procedures. "Price Volatility" means the average historical price volatility for the period of 100 Trading Days ending on the Trading Day immediately prior to the first public announcement of the relevant
                                      Reorganization Event (the "Measurement
                                      Date") as such average historical price
                                      volatility for such stock is displayed on Bloomberg screen Equity HVG (using the settings N = 100 and Market: T) (or any successor thereto); provided that if the Price Volatility of Neurocrine Stock or any stock identified in this sub-paragraph is not then displayed on Bloomberg, then the Calculation Agent, in its sole discretion, will determine the applicable Price Volatility.

                              Following the allocation of any Extraordinary Dividend to Alternate Stock pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the amount payable upon exchange at maturity with respect to the $48.2103 principal amount of each PERQS will be:

                                 (x)  if applicable, Neurocrine Stock at the
                                      Exchange Factor then in effect times the Exchange Ratio; and

                                 (y)  if applicable, for each New Stock, such
                                      New Stock at the New Stock Exchange Factor then in effect for such New Stock times the Exchange Ratio; and

                                 (z) if applicable, for each Alternate Stock at the Alternate Stock Exchange Factor then in effect for such Alternate Stock times the Exchange Ratio.

                              In each case, the applicable Exchange Factor
                              (including for this purpose, any New Stock
                              Exchange Factor or Alternate Stock Exchange
                              Factor) will be determined by the Calculation Agent on the Valuation Date.

                              6. No adjustments to the Exchange Factor will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of Neurocrine Stock, including, without limitation, a partial tender or exchange offer for Neurocrine Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Neurocrine Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk. There may be corporate or other similar events that could affect the Closing Price of Neurocrine Stock for which the Calculation Agent will not adjust the Exchange Factor.

                              Notwithstanding the foregoing, the amount payable by us at maturity with respect to each PERQS, determined as of the Valuation Date, will not under any circumstances exceed a number of shares of Neurocrine Stock (or other Exchange Property) having a market value of $57.85 as of the Valuation Date.

                              For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                              Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to "Neurocrine Stock" under "--No Fractional Shares," "--Closing Price" and "--Market Disruption Event" shall be deemed to also refer to any New Stock or Alternate Stock, and (ii) all other references in this pricing supplement to "Neurocrine Stock" shall be deemed to refer to the Exchange Property into which the PERQS are thereafter exchangeable and references to a "share" or "shares" of Neurocrine Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Alternate Stock, unless the context otherwise requires. The New Stock Exchange Factor(s) or Alternate Stock Exchange Factor resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 6 hereof.

                              If an Alternate Stock Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Alternate Stock Event and of the three Alternate Stock selected as promptly as possible and in no event later than five Business Days after the date of the Alternate Stock Event.

                              No adjustment to the Exchange Factor (including for this purpose any New Stock Exchange Factor or Alternate Stock Exchange Factor) will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Factor will be made up to the close of business on the Valuation Date.

                              The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                              The Calculation Agent will provide information as to any adjustments to the Exchange Factor or to the method of calculating the amount payable upon exchange at maturity of the PERQS in accordance with paragraphs 5 above upon written request by any investor in the PERQS.

Market Disruption Event.....  Market Disruption Event means, with respect to
                              Neurocrine Stock:

                                  (i) a suspension, absence or material
                                  limitation of trading of Neurocrine Stock on the primary market for Neurocrine Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Neurocrine Stock as a result of which the reported trading prices for Neurocrine Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Neurocrine Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                  (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the PERQS.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Neurocrine Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Neurocrine Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Neurocrine Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
  Calculation in Case of an
  Event of Default..........  In case an event of default with respect to the
                              PERQS shall have occurred and be continuing, the amount declared due and payable per PERQS upon any acceleration of the PERQS (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the product of (i) the Closing Price of Neurocrine Stock (and/or the value of any Exchange Property) as of the date of such acceleration, (ii) the Exchange Ratio, adjusted as if such date were the Valuation Date and (iii) the Exchange Factor as of the date of acceleration, plus accrued but unpaid interest to but excluding the date of acceleration.

Neurocrine Stock; Public
Information.................  Neurocrine discovers, develops and intends to commercialize drugs for the treatment of neurological endocrine-related diseases and disorders. Neurocrine Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Neurocrine pursuant to the Exchange Act can be located by reference to Commission file number 000-22705. In addition, information regarding Neurocrine may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                              This pricing supplement relates only to the PERQS offered hereby and does not relate to Neurocrine Stock or other securities of Neurocrine. We have derived all disclosures contained in this pricing supplement regarding Neurocrine from the publicly available documents described in the preceding paragraph. In connection with the offering of the PERQS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Neurocrine in connection with the offering of the PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Neurocrine is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Neurocrine Stock (and therefore the price of Neurocrine Stock at the time we priced the PERQS and the Cap Price) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Neurocrine could affect the value received at maturity with respect to the PERQS and therefore the trading prices of the PERQS.

                              Neither we nor any of our affiliates makes any representation to you as to the performance of Neurocrine Stock.

                              We and/or our affiliates may presently or from time to time engage in business with Neurocrine, including extending loans to, or making equity investments in, Neurocrine or providing advisory services to Neurocrine, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Neurocrine, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Neurocrine, and the reports may or may not recommend that investors buy or hold Neurocrine Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the PERQS under the securities laws. As a prospective purchaser of a PERQS, you should undertake an independent investigation of Neurocrine as in your judgment is appropriate to make an informed decision with respect to an investment in Neurocrine Stock.

Historical Information......  The following table sets forth the published high and low Closing Prices of Neurocrine Stock during 2002, 2003, 2004 and 2005 through August 5, 2005.
                              The Closing Price of Neurocrine Stock on August 5, 2005 was $47.30. We obtained the Closing Prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of Neurocrine Stock as an indication of future performance. The price of Neurocrine Stock may decrease so that at maturity you will receive an amount of Neurocrine Stock worth less than the principal amount of the PERQS. We cannot give you any assurance that the price of Neurocrine Stock will increase so that at maturity you will receive an amount of Neurocrine Stock worth more than the principal amount of the PERQS. Because your return is linked to the Closing Price of Neurocrine Stock on the Valuation Date, there is no guaranteed return of principal. To the extent that the Maturity Price of Neurocrine Stock is less than the Issue Price of the PERQS and the shortfall is not offset by the coupon paid on the PERQS, you will lose money on your investment.

                                 Neurocrine Stock           High           Low
                              ----------------------        -----         -----
                              (CUSIP 64125C109)
                              2002
                              First Quarter.........        51.25         33.75
                              Second Quarter........        43.32         24.85
                              Third Quarter.........        42.15         24.53
                              Fourth Quarter........        49.13         39.62
                              2003
                              First Quarter.........        47.74         38.10
                              Second Quarter........        57.64         41.66
                              Third Quarter.........        56.81         49.22
                              Fourth Quarter........        55.55         45.35
                              2004
                              First Quarter.........        60.35         50.93
                              Second Quarter........        69.02         48.14
                              Third Quarter.........        52.31         40.85
                              Fourth Quarter........        50.83         43.37
                              2005
                              First Quarter.........        49.02         37.12
                              Second Quarter........        43.65         34.02
                              Third Quarter (through
                                 August 5, 2005)....        52.26         42.11

                              Neurocrine has never paid cash dividends on Neurocrine Stock. We make no representation as to the amount of dividends, if any, that Neurocrine will pay in the future. In any event, as an investor in the PERQS, you will not be entitled to receive dividends, if any, that may be payable on Neurocrine Stock.

Use of Proceeds and
  Hedging...................  The net proceeds we receive from the sale of the
                              PERQS will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the PERQS through one or more of our subsidiaries. The original issue price of the PERQS includes the Agent's commissions (as shown on the cover page of this pricing supplement) paid with respect to the PERQS and the cost of hedging our obligations under the PERQS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                              On or prior to the date of this pricing
                              supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PERQS by taking positions in Neurocrine Stock. Such purchase activity could potentially have increased the price of Neurocrine Stock and, accordingly, potentially have increased the issue price of the PERQS, and, therefore, the price at which Neurocrine Stock must close before you would receive at maturity an amount of Neurocrine Stock worth as much as or more than the principal amount of the PERQS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PERQS by purchasing and selling Neurocrine Stock, options contracts on Neurocrine Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of Neurocrine Stock and, therefore, adversely affect the value of the PERQS or the payment you will receive at maturity or upon any acceleration of the PERQS.

Supplemental Information
  Concerning Plan of
  Distribution..............  Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PERQS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the PERQS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. After the initial offering of the PERQS, the Agent may vary the offering price and other selling terms from time to time.

                              We expect to deliver the PERQS against payment therefor in New York, New York on August 12, 2005, which is the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the PERQS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade PERQS on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the PERQS initially will settle in five Business Days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

                              In order to facilitate the offering of the PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PERQS or Neurocrine Stock. Specifically, the Agent may sell more PERQS than it is obligated to purchase in connection with the offering, creating a naked short position in the PERQS for its own account. The Agent must close out any naked short position by purchasing the PERQS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PERQS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PERQS or Neurocrine Stock in the open market to stabilize the price of the PERQS. Any of these activities may raise or maintain the market price of the PERQS above independent market levels or prevent or retard a decline in the market price of the PERQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PERQS. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
  Plans and Insurance
  Companies.................  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PERQS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PERQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the PERQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PERQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the PERQS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PERQS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PERQS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or
                              Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PERQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                              In addition to considering the consequences of holding the PERQS, employee benefit plans subject to ERISA or insurance companies deemed to be investing ERISA plan assets (or other governmental or church plans subject to similar regulations, as described above) purchasing the PERQS should also consider the possible implications of owning Neurocrine Stock upon exchange of the PERQS at maturity. Purchasers of the PERQS have exclusive responsibility for ensuring that their purchase, holding and disposition of the PERQS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal
  Income Taxation...........  The following summary is based on the advice of
                              Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial investors in the PERQS that purchase the PERQS at the Issue Price and that will hold the PERQS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers and certain traders in options or securities, partnerships or other entities classified as partnerships, or persons who hold a PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). Additionally, except as pertains to the withholding tax described below under "--Non-U.S. Holders," the effect of the U.S. federal tax laws, including the effect of the U.S. federal estate tax laws, on an investment in the PERQS by non-U.S. investors is not discussed. As the law applicable to the U.S. federal income taxation of instruments such as the PERQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                              General

                              Pursuant to the terms of the PERQS and subject to the discussion below under "--Non-U.S. Holders," we and every investor in the PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PERQS for all tax purposes as a unit consisting of: (i) a contract (the "Forward Contract") that requires an investor in a PERQS to purchase, and us to sell, for an amount equal to the Issue Price (the "Forward Price"), Neurocrine Stock at maturity and (ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the investor's obligation under the Forward Contract (the "Deposit"), which Deposit bears a quarterly compounded yield of 4.20% per annum, which yield is based on our cost of borrowing. Under this characterization, less than the full quarterly payments on the PERQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the PERQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the investor's entry into the Forward Contract (the "Contract Fees"). Based on our determination of the relative fair market values of the Forward Contract and the Deposit at the time of issuance of the PERQS, we will allocate 100% of the Issue Price of the PERQS to the Deposit and none to the Forward Contract. Our allocation of the Issue Price between the Forward Contract and the Deposit will be binding on investors in the PERQS, unless an investor timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PERQS or instruments similar to the PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the PERQS. Due to the absence of authorities that directly address instruments that are similar to the PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the PERQS. Significant aspects of the U.S. federal income tax consequences of an investment in the PERQS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PERQS (including alternative characterizations of the PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                              U.S. Holders

                              As used herein, the term "U.S. Holder" means an owner of a PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              Tax Treatment of the PERQS

                              Assuming the characterization of the PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                              Quarterly Payments on the PERQS. To the extent attributable to the yield on the Deposit, quarterly payments on the PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the U.S. federal income tax treatment of Contract Fees is uncertain, we intend to take the position, and the following discussion assumes, that any Contract Fees with respect to the PERQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                              Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                              Settlement of the Forward Contract. Upon maturity of the Forward Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of Neurocrine Stock. The U.S. Holder would not recognize any gain or loss with respect to any Neurocrine Stock received. With respect to any cash received upon maturity (other than in respect of any accrued Contract Fees or accrued but unpaid interest on the Deposit, which will be taxed as described above under "--Quarterly Payments on the PERQS"), a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash as described in the following paragraph. Any such gain or loss would generally be short-term capital gain or loss, as the case may be.

                              With respect to any Neurocrine Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in the Neurocrine Stock equal to the pro rata portion of the Forward Price allocable to it. The allocation of the Forward Price between the right to receive cash and Neurocrine Stock should be based on the amount of the cash received (excluding cash in respect of any accrued interest on the Deposit and any accrued Contract Fees) and the relative fair market value of Neurocrine Stock received as of the Maturity Date. The holding period for any Neurocrine Stock received would start on the day after the maturity of the PERQS. Although the matter is not free from doubt, the occurrence of a Reorganization Event will not cause a taxable event to occur with respect to the Forward Contract.

                              Price Event Acceleration. Although the tax consequences of a Price Event Acceleration are uncertain, we intend to treat a Price Event Acceleration as (i) the repayment by us of the Deposit for a price equal to the Forward Price plus the present value of the portion of the remaining scheduled payments on the PERQS (from and including the date of acceleration) that is attributable to interest on the Deposit, and (ii) the settlement of the Forward Contract through the delivery by the U.S. Holder to us of the Forward Price in exchange for (a) shares of Neurocrine Stock and (b) cash equal to the present value of the portion of the remaining scheduled payments on the PERQS (from and including the date of acceleration) that is attributable to Contract Fees. We will also pay cash representing unpaid interest on the Deposit and unpaid Contract Fees that accrued up to but excluding the date of acceleration.

                              Assuming the characterization of the Price Event Acceleration described above, a U.S. Holder would, with respect to the price paid by us to repay the Deposit, generally recognize short-term capital gain or loss equal to the difference between such amount and the U.S. Holder's basis in the Deposit which difference, in the case of an initial investor, would be equal to the present value of the portion of the remaining scheduled payments on the PERQS attributable to the unaccrued interest on the Deposit. In general, the tax treatment of the settlement of the Forward Contract upon a Price Event Acceleration would be the same as described above under "--Settlement of the Forward Contract." However, the tax treatment of cash received with respect to the present value of the portion of the remaining scheduled payments on the PERQS that is attributable to Contract Fees is uncertain. Such amount could be treated as an adjustment to the Forward Price, which would reduce the basis a U.S. Holder would have in Neurocrine Stock received, or as additional cash proceeds with respect to the Forward Contract, which would be treated as described above under "--Settlement of the Forward Contract." U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of cash received with respect to the Forward Contract upon a Price Event Acceleration.

                              Any cash received with respect to accrued interest on the Deposit and any accrued Contract Fees will be taxed as described under "--Quarterly Payments on the PERQS" above.

                              Sale, Exchange or Early Retirement of the PERQS. Upon a sale or exchange of a PERQS prior to the maturity of the PERQS, or upon their retirement prior to maturity upon the occurrence of an Event of Default Acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder's tax basis in the PERQS so sold, exchanged or retired. Any such gain or loss would generally be short-term capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their own tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a PERQS.

                              Possible Alternative Tax Treatments of an
                              Investment in the PERQS

                              Due to the absence of authorities that directly address the proper characterization of the PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. Alternative U.S. federal income tax characterizations or treatments of the PERQS are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the PERQS. It is possible, for example, that a PERQS could be treated as a debt obligation with the result that any gain on retirement of the PERQS might be treated as ordinary income to U.S. Holders. It is also possible that a PERQS could be treated as constituting an "open transaction" with the result that the quarterly payments on the PERQS might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the PERQS. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the PERQS.

                              Backup Withholding and Information Reporting

                              Backup withholding at a rate of 28% may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, a U.S. Holder may also be subject to information reporting in respect of the amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

                              Non-U.S. Holders

                              This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a PERQS that is for U.S. federal income tax purposes:

                              o   a nonresident alien individual;
                              o   a foreign corporation; or
                              o   a foreign trust or estate.

                              Notwithstanding the treatment of the PERQS as a unit consisting of a Forward Contract and a Deposit discussed above, significant aspects of the tax treatment of the PERQS are uncertain. Accordingly, any quarterly payments on the PERQS made to a Non-U.S. Holder generally will be withheld upon at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an "other income" or similar provision. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of a PERQS must comply with certification requirements to establish that it is not a United States person and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty. If you are a Non-U.S. Holder, you are urged to consult your own tax advisor regarding the tax treatment of the PERQS, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.